Exhibit 99

Contact:	Michael S. Piemonte (716) 842-5138	FOR IMMEDIATE RELEASE November 8, 2001

BUFFALO, NEW YORK —M&T Bank Corporation (“M&T”) (NYSE:MTB) announced that it has been authorized by its Board of Directors to purchase and hold as treasury stock up to 5,000,000 additional shares of its common stock. This represents 5.3% of common shares currently outstanding. Under this authorization, shares of common stock may be purchased from time-to-time in the open market or in privately negotiated transactions. M&T also announced that it has completed the repurchase of 3,500,000 shares authorized earlier this year.

M&T is a $31 billion bank holding company whose subsidiaries, Manufacturers and Traders Trust Company and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland and West Virginia.